Exhibit 99.5
[FORM OF OUTBOUND CALL SCRIPT]
Out bound call talking points: Please use these talking points during your outbound client outreach campaign. Please refer to the Client FAQ for additional information, available via Gevity OnLine™ > Company Bulletin. If a client should present questions that you are uncomfortable answering, Field Service colleagues should contact your GM or Julie Clement, Service Center colleagues should contact your manager or Jonathan Hubley.
If a client should ask for additional information regarding TriNet, please direct them to the company’s website — trinet.com.
Remember, the tone of this call is and informative and reassuring. The transaction will have no immediate impact on Gevity or the services our clients receive. This merger will build upon the strengths of both companies to provide unparalleled HR services and an integrated PEO solution for our valued clients.
Hello this is                                          with Gevity. May I please speak with [contact name].
Good morning, {contact name}. Today, Gevity and TriNet announced the signing of a definitive agreement for TriNet to acquire Gevity, which, if approved, would create the largest truly end-to-end HR solutions provider in the country. If you have a moment, I would like to talk with you briefly about this transaction.
•	First, let me assure you that there is no disruption of service for you and your employees. Client service remains our number one priority.

•	As such, our goal is to make this transition virtually transparent to you and your employees.

•	As a result of today’s announcement, your pricing, health benefits carrier, workers’ compensation coverage and 401(k) provider will remain the same.

•	The phone and fax numbers you have used to contact Gevity will not change. You will continue to report your payroll to Gevity through the same process you use today.

•	Your Gevity HR Consultant remains your primary point of contact, and will communicate with you regularly during this transition period.

•	As we move forward in this transition, be assured that together, Gevity and TriNet account for more than 45 years of Professional Employer Organization, or PEO, experience, which speaks to our commitment to the industry.

•	In the future, you and our other clients will have access to an even wider array of HR services including advanced HR technology.

•	We will be following up with you in the weeks to come to share details about the positive impact this announcement may have on your business.

•	More information can be found at gevity.com.

•	Do you have any further questions I can answer?
o	Yes? [listen to question, consult FAQ for answer. If not found, follow up with Hubley and give timeframe for response/answer]

o	No? If you should you have any questions or concerns, do not hesitate to reach out to your HR Consultant or call your Service Team here. We appreciate your business and thank you for the opportunity to serve you.
•	Have a great day.

Additional Information and Where to Find it
In connection with the proposed merger and required shareholder approval, Gevity will file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT GEVITY AND THE MERGER. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by Gevity with the SEC may be obtained free of charge by contacting Gevity at Gevity HR, Inc., Attn: Investor Relations, 9000 Town Center Parkway, Bradenton, Florida 34202, Telephone: 1-800-243-8489, extension 4034. Our filings with the SEC are also available on our website at gevity.com.
Participants in the Solicitation
Gevity and its officers and directors may be deemed to be participants in the solicitation of proxies from Gevity’s shareholders with respect to the merger. Information about Gevity’s officers and directors and their ownership of Gevity’s common shares is set forth in the proxy statement for Gevity’s 2008 Annual Meeting of Shareholders, which was filed with the SEC on April 17, 2008. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Gevity and its respective officers and directors in the merger by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC.